 EXHIBIT 4.3 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 EXCHANGEABLE DEBENTURE

THIS EXCHANGEABLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED AND OTHERWISE SUBJECT TO THE RESTRICTIONS CONTAINED HEREIN.

THIS EXCHANGEABLE DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS OF REPURCHASE WHICH ARE SET FORTH IN A STAKEHOLDERS AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE PROVIDED WITHOUT COST BY THE COMPANY UPON REQUEST TO THE HOLDER OF THIS EXCHANGEABLE DEBENTURE.

E. A. VINER INTERNATIONAL CO.

VARIABLE RATE EXCHANGEABLE DEBENTURE DUE 2013

$69,980,828 January 6, 2003

E. A. Viner International Co., a Delaware corporation (the "Company," which term includes any successor corporation or other business entity), for value received, hereby promises to pay to Canadian Imperial Bank of Commerce (including its permitted designees or assignees, "Holder"), the principal sum of SIXTY NINE MILLION, NINE HUNDRED EIGHTY THOUSAND, EIGHT HUNDRED TWENTY EIGHT U.S. DOLLARS ($69,980,828) on January 2, 2013 (the "Maturity Date"), together with interest on the unpaid balance of the principal amount of this Variable Rate Exchangeable Debenture (the "Exchangeable Debenture") at a variable rate calculated in accordance with the formula set forth in Section 1 below, interest to be payable in the manner and at times provided herein. Certain defined terms are set forth in Section 4 hereof and elsewhere herein.

Interest. The interest rate for the period (i) commencing on the date of original issuance of this Exchangeable Debenture (the "Issue Date") and ending on the one year anniversary of the Issue Date, shall be 3% per annum; (ii) commencing on the day immediately following the one year anniversary of the Issue Date and ending on the four year anniversary of the Issue Date, shall be 4% per annum; and (iii) commencing on the day immediately following the four year anniversary of the Issue Date until the Maturity Date, shall be 5% per annum. Accrued but unpaid interest on this Exchangeable Debenture will be payable on the last Business Day of June 2003 and on the last Business Day of each December and June thereafter (each an "Interest Payment Date"). Interest on this Exchangeable Debenture will accrue from the most recent date to which interest has been paid or accrued as provided in the preceding sentence or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year for the actual days elapsed. In the event that the Company fails to timely pay interest on an Interest Payment Date or otherwise during the occurrence and continuance of an Event of Default, such unpaid interest shall compound semi-annually until paid by the Company at a rate equal to 2% above the then applicable interest rate. Nothing herein shall preclude the Company from withholding any tax amounts imposed on or with respect to Holder from any payments made hereunder, which tax amounts are required to be withheld by any law or regulation.

Repayment. Unless earlier exchanged, the outstanding principal of this Exchangeable Debenture, together with accrued but unpaid interest thereon, shall be immediately due and payable and shall be repaid on the Put Date in whole, or in part, to the extent this Exchangeable Debenture is retracted pursuant to Section 8(b), or in whole on the Retraction Date, to the extent this Exchangeable Debenture is retracted pursuant to Section 8(c), or in whole on the Maturity Date.

Method of Cash Payment.

The Company will make cash payments of principal and interest in currency of the United States that at the time of payment is legal tender for payment of public and private debts. Cash payments shall be made to Holder by wire transfer of immediately available funds to an account designated in writing by Holder and provided to the Company at least ten (10) Business Days before any Payment Date.

Certain Defined Terms.

The following terms shall have the following meanings:

"Affiliate" means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

"Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of December 9, 2002, as amended, by and among the Parent, Canadian Imperial Bank of Commerce and certain of their Affiliates.

"Average Market Value" means, with respect to Class A Shares, the average of the last reported sale price for the Class A Shares on the NYSE for the 20 consecutive Business Days ending five Business Days prior to the Put Date or Maturity Date, as applicable.

"Bankruptcy Law" means, with respect to the Company, Title 11, United States Bankruptcy Code, or with respect to the Parent, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), and in each case any similar law relating to reorganization or for the appointment of a receiver, liquidator or trustee in respect of all or a material portion of the Company’s or Parent’s property or an assignment for the benefit of creditors, or any similar law for the relief of debtors.

"Board of Directors" means the Board of Directors of the Company or Parent, as the case may be, or any committee thereof duly authorized to act on behalf of such Board.

"Business Day" means any day other than a Saturday, Sunday or other day on which the NYSE is not open for trading.

"Class A Shares" means the Class A non-voting shares of the Parent and any capital stock or other securities that are issued in respect of, in exchange for, or in substitution of, any Class A Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Class A Shares or any other change in the capital structure of the Company.

"Current Market Price Per Share" has the meaning set forth in Section 5(h) hereof.

"Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

"Determination Date" has the meaning set forth in Section 5(h) hereof.

"GAAP" means generally accepted accounting principles in the United States.

"Exchange Date" has the meaning set forth in Section 5(d) hereof.

"Exchange Effective Date" has the meaning set forth in Section 5(c) hereof.

"Exchange Price" has the meaning set forth in Section 5(h) hereof.

"Exchangeable Debenture " means this Variable Rate Exchangeable Debenture Due 2013 issued by the Company in the initial principal amount of $69,980,828 and any Exchangeable Debenture issued in replacement thereof, as such Exchangeable Debenture may be amended from time to time.

"Expiration Time" has the meaning set forth in Section 5(h) hereof.

"Governmental Entity" means any national, federal, state, provincial, municipal, local, territorial, foreign or other governmental entity or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keepwell, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"HSR Act" means the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" means of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under capital leases, (e) all contingent or non-contingent obligations of such Person to reimburse any Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument, (f) all Indebtedness of any other Person secured by a lien on any asset of such Person, and (g) all Indebtedness of others Guaranteed by such Person; provided that Indebtedness shall not include intercompany Indebtedness, which is expressly subordinate and junior in right of payment to the Exchangeable Debenture.

"Interest Payment Date" has the meaning set forth in Section 1 hereof.

"Issue Date" has the meaning set forth in Section 1 hereof.

"NYSE" The New York Stock Exchange, Inc.

"Parent" means Fahnestock Viner Holdings Inc., an Ontario corporation and its successors.

"Payment Date" means any Interest Payment Date or Maturity Date, provided that if any Payment Date is not a Business Day, such Payment Date shall, for all purposes hereunder, be deemed to be the next succeeding Business Day.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Purchased Shares" has the meaning set forth in Section 5(h) hereof.

"Put Date" means any date from and after the seven year anniversary of the Issue Date (the "Seven Year Anniversary Date") to 120 days after the Seven Year Anniversary Date.

"Put Event" means the date of death of the Significant Shareholder I Individual (as defined in the Stakeholders Agreement).

"Responsible Officer" means any senior financial officer and any other officer of the Company with responsibility for the administration of this Exchangeable Debenture.

"Retraction Consideration" means the aggregate principal amount of the Exchangeable Debenture outstanding plus any accrued but unpaid interest through the Retraction Date, 25% of which shall be paid in cash, and 75% of which shall be paid through the issuance of the Retraction Debenture.

"Retraction Debenture" means the 9.75% Debenture of the Company which may become issuable upon payment of the Retraction Consideration, the form of which is set forth as Exhibit B hereto.

"Second Variable Rate Exchangeable Debentures" means the Second Variable Rate Exchangeable Debentures Due 2013 issued by the Company in the initial principal amount of $90,841,572 and any Second Exchangeable Debentures issued in replacement thereof, as such Second Exchangeable Debentures may be amended from time to time.

"Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stakeholders Agreement" means the agreement dated as of December 9, 2002, by and among Parent, Canadian Imperial Bank of Commerce and certain other parties named therein.

"Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

"Variable Rate Convertible Debentures" means the Convertible Debentures Due 2006 issued by the Company in the initial principal amount of $90,841,572 and any Convertible Debentures issued in replacement thereof, as such Convertible Debentures may be amended from time to time.

"TSX" means The Toronto Stock Exchange.

"Triggering Distribution" has the meaning set forth in Section 5(h) hereof.

Exchange.

Conditions and Number of Class A Shares. At any time prior to (i) the close of business on July 2, 2012 (ii) the delivery to the Company of a Retraction Notice, or (iii) the delivery to the Holder of a Regulatory Call Notice (as defined in the Stakeholders Agreement), the Holder may, at the Holder's option, exchange the principal amount of this Exchangeable Debenture (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) for Class A Shares at the Exchange Price then in effect. The number of Class A Shares issuable upon exchange of the Exchangeable Debenture shall be determined by dividing the principal amount of the Exchangeable Debenture or portion thereof, including any accrued but unpaid interest thereon, surrendered for exchange by the Exchange Price in effect on the Exchange Date. The initial Exchange Price is $23.20 per Class A Share subject to adjustment as provided in this Section 5.

Additional Class A Shares. If, on either the Put Date or the Maturity Date, the Holder has surrendered all or any portion of his Exchangeable Debenture for exchange and has sold the Class A Shares received upon exchange pursuant to an underwritten public offering within 120 days of such surrender ("Secondary Sale") and receives aggregate gross proceeds (after giving effect to underwriting discounts and commissions which shall be paid by the Company and shall not reduce the number of Class A Shares to be received by the Holder) less than the amount determined by multiplying the number of shares sold by the Average Market Value of the shares, then Parent shall, as soon as reasonably practicable following receipt of a notice (the "Additional Share Notice") stating the exercise of the Holder's rights pursuant to this Section 5(b), issue an additional number of Class A Shares to the Holder. The payment of the fees and expenses associated with such Secondary Sale (other than with respect to underwriting discounts and commissions) shall be as set forth in the Registration Rights Agreement. It shall be a condition of such issuance that the Additional Share Notice shall include a representation and warranty of the Holder that it is an accredited investor within the meaning of the Securities Act (Ontario) and is acquiring such additional Class A Shares as principal. The number of such shares to be issued shall equal the amount of such difference divided by the last reported sales price of the of the Class A Shares on the NYSE on the closing date of the Secondary Sale, provided, however, that the number of shares to be so issued pursuant to this Section 5(b) shall not exceed an amount equal to 3% of the number of Class A Shares issuable upon exchange of all Exchangeable Debentures and Second Exchangeable Debentures then outstanding times a fraction, the numerator of which is the number of Class A Shares sold in the underwritten offering and the denominator of which is the number of Class A Shares issuable upon exchange of the entire principal amount of all Exchangeable Debentures and Second Exchangeable Debentures. The Company acknowledges that the Holder may surrender the Exchangeable Debenture at the closing of the Secondary Sale and may withdraw its obligation to surrender the Exchangeable Debenture in the event that the Secondary Sale does not close. In the event that the Holder surrenders the Exchangeable Debenture, interest will no longer accrue on such Exchangeable Debenture from and after the date of surrender, unless the Holder subsequently withdraws such surrender if the Secondary Sale does not close, in which case interest will be reinstated for the period of such surrender. In no event will interest accrue after the Maturity Date.

45 Day Waiting Period. The Holder is not entitled to any rights of a holder of Class A Shares until 45 days after the Holder has exchanged its Exchangeable Debentures for Class A Shares (the "Exchange Effective Date"), and only to the extent the Exchangeable Debenture has been deemed to have been exchanged for Class A Shares pursuant to this Section 5. The person in whose name the Class A Share certificate is registered following exchange shall be deemed to be a stockholder of record on the Exchange Effective Date.

Exchange Procedure. To exchange the Exchangeable Debenture, the Holder must (i) complete and manually sign the exchange notice on the back of this Exchangeable Debenture and deliver such notice to the Company, with a copy to Parent, and (ii) surrender the Exchangeable Debenture to the Company. The date on which the Holder satisfies all those requirements is the "Exchange Date." As soon as practicable after the Exchange Effective Date, Parent shall deliver to the Holder, either directly or through the Company, a certificate for the number of whole Class A Shares issuable upon the exchange and cash in lieu of any fractional shares. Any cash paid in lieu of fractional shares shall be based upon the Closing Price of the Class A Shares on the Business Day immediately prior to the Exchange Date. If this Debenture is exchanged in part only, the Company shall execute and deliver to the Holder, a new Exchangeable Debenture equal in principal amount to the unconverted portion of the Exchangeable Debenture surrendered.

Taxes on Exchange. If the Holder exchanges this Exchangeable Debenture, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Shares upon such exchange. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder's name. Nothing herein shall preclude any tax withholding imposed on or with respect to Holder required by law or regulation.

Parent To Provide Stock. Parent shall, prior to issuance of any Class A Shares hereunder, and from time to time as may be necessary, reserve, out of its authorized but unissued Class A Shares, a sufficient number of Class A Shares to permit the exchange of the Exchangeable Debenture into Class A Shares. All Class A Shares delivered upon exchange of the Exchangeable Debenture shall be newly issued shares, shall be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

Compliance With Securities Laws; Listing. Parent will endeavor promptly to comply with all applicable federal, state and provincial securities laws regulating the offer and delivery of Class A Shares upon exchange of Exchangeable Debenture, if any, and will list or cause to have quoted such Class A Shares on each national securities exchange, the TSX or on The Nasdaq National Market or other over-the-counter market or such other market on which the Class A Shares are then listed or quoted; provided, however, that if rules of such automated quotation system or exchange permit the Company to defer the listing of such Class A Shares until the first exchange of the Exchangeable Debenture into Class A Shares in accordance with the provisions hereof, Parent covenants to list such Class A Shares issuable upon exchange of the Exchangeable Debenture in accordance with the requirements of such automated quotation system or exchange on or prior to the first Exchange Effective Date.

Adjustment of Exchange Price. The initial exchange price as stated in Section 5(a) hereof shall be adjusted from time to time (as so adjusted, the "Exchange Price") as follows:

In case Parent shall (1) pay a dividend on its Class A Shares in Class A Shares, (2) make a distribution on its Class A Shares in Class A Shares, (3) subdivide its outstanding Class A Shares into a greater number of shares, or (4) combine its outstanding Class A Shares into a smaller number of shares, the Exchange Price in effect immediately prior thereto shall be adjusted so that the Holder upon exchange of the Exchangeable Debenture shall thereafter be entitled to receive that number of Class A Shares which it would have owned had the Exchangeable Debenture been exchanged immediately prior to the happening of such event. An adjustment made pursuant to this subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.

In case Parent shall, by dividend or otherwise, at any time distribute (a "Triggering Distribution") to all or substantially all holders of its Class A Shares, cash in an aggregate amount that, together with the aggregate amount of (A) any cash and the fair market value (as reasonably determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive evidence thereof) of any other consideration payable to holders of Class A Shares in respect of any offer by Parent or a Subsidiary of Parent to purchase Class A Shares from Parent's Class A stockholders on a pro rata basis and such offer is consummated within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no Exchange Price adjustment pursuant to this Section 5 has been made and (B) all other cash distributions to all or substantially all holders of its Class A Shares made within the 12 months preceding the date of payment of the Triggering Distribution and in respect of which no Exchange Price adjustment pursuant to this Section 5 has been made, exceeds an amount equal to 5% of the product of the Current Market Price Per Class A Share on the Business Day (the "Determination Date") immediately preceding the day on which such Triggering Distribution is declared by Parent multiplied by the number of Class A Shares outstanding on the Determination Date (excluding shares held in the treasury of Parent), the Exchange Price shall be reduced so that the same shall equal the price determined by multiplying such Exchange Price in effect immediately prior to the Determination Date by a fraction of which the numerator shall be the Current Market Price Per Class A Share on the Determination Date less the sum of the aggregate amount of cash and the aggregate fair market value (as reasonably determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive evidence of such fair market value) of any such other consideration so distributed, paid or payable within such 12 months (including, without limitation, the Triggering Distribution) applicable to one Class A Share (determined on the basis of the number of Class A Shares outstanding on the Determination Date) and the denominator shall be such Current Market Price Per Class A Share on the Determination Date, such reduction to become effective immediately prior to the opening of business on the day following the date on which the Triggering Distribution is paid.

In case any offer, by Parent or any of its Subsidiaries to purchase Class A Shares from Parent's Class A stockholders on a pro rata basis shall expire and such offer (as amended upon the expiration thereof) shall involve the payment of aggregate consideration in an amount (determined as the sum of the aggregate amount of cash consideration and the aggregate fair market value (as reasonably determined in good faith by the Board of Directors of Parent), whose determination shall be conclusive evidence thereof of any other consideration) that, together with the aggregate amount of (A) any cash and the fair market value (as reasonably determined in good faith by the Board of Directors of Parent, whose determination shall be conclusive evidence thereof) of any other consideration payable in respect of any other offers by Parent or any Subsidiary of Parent to purchase Class A Shares from Parent's Class A stockholders on a pro rata basis consummated within the 12 months preceding the date of the Expiration Date (as defined below) and in respect of which no Exchange Price adjustment pursuant to this Section 5 has been made and (B) all cash distributions to all or substantially all holders of its Class A Shares made within the 12 months preceding the Expiration Date and in respect of which no Exchange Price adjustment pursuant to this Section 5 has been made, exceeds an amount equal to 5% of the product of the Current Market Price Per Class A Share as of the last date (the "Expiration Date") tenders, repurchases or redemptions could have been made pursuant to such offer (as it may be amended) (the last time at which such purchases could have been made on the Expiration Date is hereinafter sometimes called the "Expiration Time") multiplied by the number of Class A Shares outstanding (including tendered shares but excluding any shares held in the treasury of Parent) at the Expiration Time, then, immediately prior to the opening of business on the day after the Expiration Date, the Exchange Price shall be reduced so that the same shall equal the price determined by multiplying the Exchange Price in effect immediately prior to the close of business on the Expiration Date by a fraction of which the numerator shall be the product of the number of Class A Shares outstanding (including tendered, repurchased or redeemed shares but excluding any shares held in the treasury of Parent) at the Expiration Time multiplied by the Current Market Price Per Class A Share on the Trading Day next succeeding the Expiration Date and the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to Class A stockholders based on the acceptance (up to any maximum specified in the terms of the offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of Class A Shares outstanding (less any Purchased Shares and excluding any shares held in the treasury of Parent) at the Expiration Time and the Current Market Price Per Class A Share on the Trading Day next succeeding the Expiration Date, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Date. In the event that Parent or its Subsidiary, as the case may be, is obligated to purchase shares pursuant to any offer to purchase Class A Shares from Parent's Class A stockholders on a pro rata basis, but Parent or its Subsidiary, as the case may be, is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Exchange Price shall again be adjusted to be the Exchange Price which would have been in effect based upon the number of shares actually purchased. If the application of this Section 5(h) would result in an increase in the Exchange Price, no adjustment shall be made under this Section 5(h).

For the purpose of any computation under subsections (i) and (ii) of this Section 5(h), the current market price per Class A Share (the "Current Market Price Per Share") on any date shall be deemed to be the average of the daily Closing Prices for the 30 consecutive Trading Days commencing 45 Business Days before (i) the Determination Date or the Expiration Date, as the case may be, with respect to distributions or offers under subsection (ii) of this Section 5(h) or (ii) the record date with respect to distributions, issuances or other events requiring such computation under subsection (i) of this Section 5(h). The Closing Price for each day (the "Closing Price") shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in case on the NYSE. If the Class A Shares are not then quoted or listed or admitted to trading on the NYSE, the last reported sale price referenced above shall be determined based on the last reported sale price on the TSX (and converted to U.S. dollars at the exchange rate quoted by the Bank of Canada at such time) or, if the Class A Shares are not then quoted or listed or admitted to trading on the NYSE or TSX, any national securities exchange or quotation system on which sales of Class A Shares takes place, or, in case no reported sale takes place, the Market Price shall be the fair value of a Class A Shares as reasonably determined in good faith by the Board of Directors of the Company.

In any case in which this Section 5(h) shall require that an adjustment be made following a record date or a Determination Date or Expiration Date, as the case may be, established for purposes of this Section 5(h), Parent may elect to defer issuing to the Holder until after such record date or Determination Date or Expiration Date the Class A Shares and other capital stock of Parent issuable upon such exchange over and above the Class A Shares and other capital stock of Parent issuable upon such exchange only on the basis of the Exchange Price prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, Parent shall issue or cause its transfer agent to issue due bills or other appropriate evidence prepared by Parent of the right to receive such shares. If any distribution in respect of which an adjustment to the Exchange Price is required to be made as of the record date or Determination Date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Exchange Price shall be readjusted to the Exchange Price which would then be in effect if such record date had not been fixed or such effective date or Determination Date or Expiration Date had not occurred.

If any event occurs as to which the foregoing provisions of this Section 5(h) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Company, fairly and adequately protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Company, to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Exchange Price or decreasing the number of Class A Shares issuable upon exchange of this Exchangeable Debenture.

Adjustment for Tax Purposes. Parent shall be entitled to make such reductions in the Exchange Price, in addition to those required by this Section 5(h), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivisions of shares, distributions of rights to purchase stock or Exchangeable Debenture or distributions of Exchangeable Debenture convertible into or exchangeable for stock hereafter made by Parent to its stockholders shall not be taxable.

Notice of Adjustment. Whenever the Exchange Price or exchange privilege is adjusted, Parent or Company shall promptly mail to the Holder a notice of the adjustment.

Notice of Certain Transactions. In the event that:

Parent or the Company consolidates or merges with or into, or transfers all or substantially all of its property and assets to, another corporation or another corporation merges into Parent or the Company and;

a record date has been established by Parent for any distributions to holders of Class A Shares, other than a distribution comprised solely of ordinary dividends; or

there is a dissolution or liquidation of Parent or the Company,

Parent shall mail to Holders a notice stating the proposed record or effective date, as the case may be. Parent shall mail the notice at least twenty days in advance of the applicable record date for such action. Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2), or (3) of this Section 5(h)(vi).

In the event that a Put Event has occurred, the Company shall give notice to Holders as soon as practicable thereafter, but in any event, not more than 30 days after the occurrence thereof.

Representations and Warranties of the Company.

The Company represents and warrants to the Holder as follows:

Organization; Authority. The Company is a corporation duly organized and validly subsisting under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Exchangeable Debenture and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Exchangeable Debenture and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Exchangeable Debenture has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

No Violation; Consents and Approvals. The execution and delivery of this Exchangeable Debenture do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (i) any provision of the articles or by-laws of the Company, (ii) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to the Company or the property or assets of the Company or (iii) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company may be bound or affected or to which any of its respective assets may be subject. Except for the requirements of the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Exchangeable Debenture or the consummation by the Company of the transactions contemplated hereby.

Capitalization. As of the date of this Exchangeable Debenture, Parent’s authorized capital stock consists of (i) an unlimited number of authorized Class A Non-Voting Shares, no par value, of which 12,377,857 shares are issued and outstanding, (ii) 99,680 authorized Class B Voting Shares, no par value, of which 99,680 shares are issued and outstanding and (iii) an unlimited number of First Preference Shares issuable in series, of which no shares are issued or outstanding. All such issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable. The Class A Shares initially issuable upon exchange of this Exchangeable Debenture and pursuant to Section 5(b) represent in aggregate 24.9% of the total issued and outstanding Class A and Class B Shares as of the date hereof.

Effect of Reclassification, Consolidation, Merger Amalgamation or Sale on Exchange Privilege.

If any of the following shall occur, namely: (a) any reclassification or change of Class A Shares issuable upon exchange of the Exchangeable Debenture (other than as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 5; (b) any consolidation or merger or amalgamation or combination to which Parent or the Company is a party other than a merger or amalgamation in which Parent or the Company is the continuing corporation and which does not result in any reclassification of, or change (other than as a result of a subdivision or combination) in, outstanding Class A Shares; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of Parent or the Company, directly or indirectly, to any person, then Company and Parent shall take all actions necessary to ensure that, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, the Holder shall have the right to either (i) convert the Exchangeable Debenture into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, amalgamation, sale or conveyance by a holder of the number of Class A Shares deliverable upon exchange of the Exchangeable Debenture immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance or (ii) continue to hold debentures of such successor purchasing or transferee corporation, as the case may be, which shall be as nearly equivalent as may be practicable to the Exchangeable Debentures. If, in the case of any such consolidation, merger, amalgamation, combination, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Class A Shares include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, amalgamation, combination, sale or conveyance, then such replacement debentures shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 7 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, amalgamation, sales or conveyances.

Regulatory Call; Retraction.

Regulatory Call. In the event of a Regulatory Event (as defined in the Stakeholders Agreement), but only to the extent necessary to cure such Regulatory Event, this Exchangeable Debenture may be purchased by Parent (or its designee, which may include the Company, in which case the Company shall be entitled to purchase this Exchangeable Debenture for cancellation) in the manner and subject to the terms and conditions set forth in Section 4.6 of the Stakeholders Agreement. The Company is hereby authorized by the Holder to take all actions reasonably necessary to ensure that Section 4.6 of the Stakeholders Agreement is complied with and, for purposes of a purchase for cancellation of this Exchangeable Debenture, the terms of Section 4.6 of the Stakeholders Agreement are hereby incorporated herein by reference.

Retraction at Year Seven. Not less than 30 nor more than 90 days prior to a Put Date, the Holder may, at its election, notify the Company and the Parent in writing (a "Retraction Notice") of its intention to require the Company to redeem the Exchangeable Debenture in whole or in part, on the Put Date set forth in the Retraction Notice, without premium or penalty at a retraction price (the "Retraction Payment") equal to the then outstanding principal amount, plus any accrued but unpaid interest up to, but not including the Put Date. On the Put Date, the Holder shall deliver the certificate evidencing this Exchangeable Debenture to the Company for redemption and upon payment of the Retraction Payment in cash by or on behalf of the Company, all rights of the Holder hereunder shall cease.

Retraction on Put Event. Not more than 120 days after a Put Event, the Holder may, at its election, notify the Company and the Parent in writing (a "Retraction Notice") of its irrevocable intention to require the Company to redeem the Exchangeable Debenture in whole on the retraction date set forth in the Retraction Notice (the "Retraction Date"), which may not be less than 180 days from the Put Event nor more than 210 days from the Put Event. Retraction will be effected without premium or penalty at a redemption price equal to the Retraction Consideration. On the Retraction Date, the Holder shall deliver the certificate evidencing this Exchangeable Debenture to the Company for redemption and a certificate containing a representation and warranty of the Holder that it is an accredited investor within the meaning of the Securities Act (Ontario) and is acquiring the Retraction Debenture as principal. Upon payment of the Retraction Consideration by or on behalf of the Company, all rights of the Holder hereunder shall cease. Notwithstanding the foregoing, no retraction hereunder shall be effective unless any outstanding Variable Rate Convertible Debentures and Second Variable Rate Exchangeable Debentures, if any, shall also be retracted concurrently.

Events of Default.

An "Event of Default" occurs if:

the Company defaults in any payment of interest on this Exchangeable Debenture when the same becomes due and payable, and such default continues for a period of 3 Business Days;

the Company defaults in the payment of a principal payment when the same becomes due and payable;

the Company fails to comply with any of its agreements under this Exchangeable Debenture (other than those referred to in clauses (1) and (2) above) and such failure continues for 30 days;

A default occurs under any mortgage, indenture or agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such indebtedness for money borrowed or Guarantee now exists, or is created after the Issue Date (which default, (i) constitutes a failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of such indebtedness for money borrowed or (ii) shall have resulted in such indebtedness for money borrowed being accelerated or otherwise become or being declared due and payable prior to its stated maturity), and the principal amount of all such indebtedness for money borrowed as to which a default described in this clause (4) has occurred aggregates $5,000,000 or more;

A final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

commences a voluntary case;

consents to the entry of an order for relief against it in an involuntary case;

consents to the appointment of a Custodian of it or for any substantial part of its property; or

makes a general assignment for the benefit of its creditors; or

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

is for relief against the Company or any Significant Subsidiary in an involuntary case;

appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

orders the winding up or liquidation of the Company or any Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Acceleration. If an Event of Default (other than an Event of Default specified in clauses (a)(6) or (a)(7) of Section 9) occurs and is continuing, the Holder by written notice to the Company (an "Acceleration Notice"), may declare the unpaid principal of and accrued interest on this Exchangeable Debenture to be immediately due and payable. Upon such a declaration, the unpaid principal of and accrued interest on this Exchangeable Debenture shall be due and payable immediately without presentment, demand or notice of any kind, which are hereby expressly waived by the Company. If an Event of Default specified in clauses (a)(6) or (a) (7) of Section 9 occurs, all principal of and interest on the Exchangeable Debenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. The Holder by written notice to the Company may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of or interest on this Exchangeable Debenture which has become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

Covenants.

Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence and that of its Significant Subsidiaries and all rights and franchises of the Company and its Significant Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Payment of Taxes. The Company will file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that the Company need not pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Maintenance of Properties. The Company and its Significant Subsidiaries will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 10(c) shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Insurance. The Company and its Significant Subsidiaries will maintain, with financially sound and reputable insurers, insurance with respect their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Compliance with Law. The Company and its Significant Subsidiaries will comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on the business, operations, affairs, financial condition, properties or assets of the Company and its Subsidiaries taken as a whole.

Company Financial Statements. The Company shall deliver to the Holder:

Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a senior financial officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

Annual Statements -- within 90 days after the end of each fiscal year of the Company, copies of,

an audited consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and an audited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP.

Notice of Default or Event of Default. Promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto.

Further Instruments and Acts. Upon request of a Holder, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Exchangeable Debenture. In addition, the Company is expressly authorized to take such actions as are reasonably necessary to effectuate the respective rights and obligations of the parties under the Stakeholders Agreement, to the extent such rights and obligations relate to this Exchangeable Debenture.

Indebtedeness. The Company shall not create, incur, assume or permit to be outstanding any Indebtedness other than Indebtedness incurred pursuant to this Exchangeable Debenture and the transactions contemplated by the Asset Purchase Agreement, unless the proceeds of such Indebtedness are used to pay all or a portion of the Indebtedness represented by the Convertible Debenture.

Amendment and Waiver.

Consent Required. Any term, covenant, agreement or condition of this Exchangeable Debenture may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Holder, provided, however, that any term covenant agreement or condition which relates to the obligations of Parent pursuant to Sections 5, 6, 7 and 8(a) hereof will also require the consent of Parent.

Effect of Amendment or Waiver. Any amendment or waiver shall be binding upon each future holder of this Exchangeable Debenture and upon the Company (and Parent, as applicable), whether or not such Exchangeable Debenture shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Replacement Exchangeable Debenture.

If this Exchangeable Debenture becomes mutilated and is surrendered to the Company or if the Holder of this Exchangeable Debenture presents evidence to the reasonable satisfaction of the Company that this Exchangeable Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Exchangeable Debenture of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Exchangeable Debenture.

No Recourse Against Others.

No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Exchangeable Debenture or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Exchangeable Debenture waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Exchangeable Debenture.

Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Exchangeable Debenture shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested), by recognized overnight courier or by facsimile transmission (receipt of which is confirmed):

if to the Company, to:

E.A. Viner International Co.
125 Broad Street
New York, NY 10004
Fax: (212) 943-8728
Attention: A.G. Lowenthal

with a copy to:

Borden Ladner Gervais LLP
Scotia Plaza, Suite 4400
40 King Street West
Toronto, Ontario M5H 3Y4
CANADA
Attention: A. Winn Oughtred, Esq.
Telephone: (416) 367-6247
Facsimile: (416) 361-7076
Email: woughtred@blgcanada.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Vincent J. Pisano, Esq.
Telephone: (212) 735-2718
Facsimile: (917) 777-2718
Email: vpisano@skadden.com

if to the Holder, to:

Canadian Imperial Bank of Commerce
Commerce Court West
Toronto, Ontario M5L 1A2
CANADA
Attention: Gerry McCaughey
Telephone: (416) 980-2211
Facsimile: (416) 332-4316
Email: gerry.mccaughey@cibc.com

with a copy to:

Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019-5820
Attention: James B. Carlson, Esq.
Telephone: (212) 506-2515
Facsimile: (212) 849-5515
Email: jcarlson@mayerbrownrowe.com

and

Canadian Imperial Bank of Commerce
Legal and Compliance
245 Park Avenue
42nd Floor
New York, NY 10167
Attention: Michael Capatides, Esq.
Telephone: (917) 332-4108
Facsimile: (917) 332-4320
Email: michael.capatides@us.cibc.com

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so hand-delivered, on the third Business Day following the date on which so mailed, on the Business Day following the date on which delivered to the overnight courier service and on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

Waiver of Stay, Usury or Extension Laws.

The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, usury or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Exchangeable Debenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

Governing Law; Jurisdiction.

This Exchangeable Debenture shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Exchangeable Debenture. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Exchangeable Debenture in (A) the Supreme Court of the State of New York, New York County, or (B) the United Sates District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives the right to trial by jury in any legal or equitable action, suit or proceeding arising out of or relating to this Exchangeable Debenture, the notes or any other operative agreement or any transaction contemplated hereby or thereby or the subject matter of any of the foregoing.

Successors, etc.; Entire Agreement; Assignment.

This Exchangeable Debenture shall be binding upon and shall inure to the benefit of the Holder and the Company (and Parent with respect to its rights and obligations pursuant to Sections 5, 6, 7 and 8(a) hereof) and their respective successors and permitted assigns. This Exchangeable Debenture constitutes the entire agreement between the parties, superseding all prior understandings and writings, with respect to the indebtedness represented hereby. Provided, however, that in the event any provision of the Exchangeable Debenture is in conflict with any provision of the Stakeholders Agreement, the provisions of the Stakeholders Agreement shall control and take precedence over any provision herein. Holder may not assign or transfer this Exchangeable Debenture without complying with the terms and conditions of the Stakeholders Agreement applicable to the transfer of the Exchangeable Debenture, and such transfer shall be subject to regulatory approval, including but not limited to, the rules and regulations of NYSE. In the event that the Holder wishes to assign or transfer this Exchangeable Debenture, the Holder shall deliver written notice of such intention to the Company specifying the name and address for notices of the transferee and the proposed date of transfer (which date shall be not fewer than ten (10) Business Days following the Holder’s delivery to the Company of such notice). In the event that the Company objects to such proposed date of transfer, the Company and the Holder shall work together in good faith to determine a mutually agreeable date of transfer, provided, however, that such date shall not be later than 30 days following the Holder’s delivery to the Company of written notice of its intention to assign or transfer this Exchangeable Debenture. On the date of transfer, the Holder shall surrender this Exchangeable Debenture to the Company for cancellation, and the Company shall issue an Exchangeable Debenture to such transferee, which Exchangeable Debenture is identical in all respects to this Exchangeable Debenture except for the name of the Holder and the name and address of the Holder specified in Section 14. The Holder may not assign or transfer this Exchangeable Debenture except pursuant to the foregoing procedure.

Headings.

The section headings of this Exchangeable Debenture are for convenience only and shall not affect the meaning or interpretation of this Exchangeable Debenture or any provision hereof.

IN WITNESS WHEREOF, the Company has caused this Exchangeable Debenture to be executed by its duly authorized officer.

Dated: January 6, 2003

E.A. VINER INTERNATIONAL CO.

By: /s/ A.G. Lowenthal

Name: A.G. Lowenthal

Title: CEO & Chairman of the Board

IN WITNESS WHEREOF, solely with respect to the rights and obligations of Parent pursuant to Sections 5, 6, 7 and 8(a) hereof, Parent has caused this Exchangeable Debenture to be executed by its duly authorized officer.

Dated: January 6, 2003

FAHNESTOCK VINER HOLDINGS INC.

By: /s/ A.G. Lowenthal

Name: A.G. Lowenthal

Title: CEO & Chairman of the Board